                                                                   EXHIBIT 10-JJ



                                   AGREEMENT
                                   ---------



1.  PARTIES
    -------

    This Agreement is by and between Ronald H. Doerr (hereinafter "DOERR") and National Steel Corporation (hereinafter "NSC") whose principal office is at 4100 Edison Lakes Parkway, Mishawaka, Indiana 46545-3440 who agree to be legally bound hereby.

2.  PURPOSES
    --------

    The purposes of this Agreement are to compromise and fully and finally amicably settle and resolve all disputes and differences which have arisen or might arise regarding termination of Doerr's status as an employee and officer and resignation as a director of NSC and especially the rights and obligations of the parties under the agreement between Doerr and NSC dated effective as of October 14, 1993 (hereinafter "PRIOR AGREEMENT").

3.  RESIGNATION FROM POSITIONS AND EMPLOYMENT
    -----------------------------------------

    Doerr agrees and acknowledges that he retired and resigned from (i) the positions of President and Chief Executive Officer of NSC, (ii) all committee positions of NSC and its benefits plans, and (iii) all other officer, director or committee positions of any subsidiary, affiliate, benefit plan or joint venture of NSC, effective as of the close of business May 31, 1994. Doerr further agrees that he retired and resigned as a director of NSC by written resignation submitted as of the Effective Date of this Agreement.

4.  ACKNOWLEDGEMENT OF SATISFACTION OF CERTAIN PRIOR OBLIGATIONS
    ------------------------------------------------------------

    Doerr agrees and acknowledges that he has been paid all salary, vacation pay, bonuses, reimbursements, gainsharing, profit sharing, fees and payments or consideration of any kind due to him from NSC or its affiliates or subsidiaries except for: (I) those payments and other obligations of NSC under this Agreement; and (II) benefits Doerr or his spouse may be entitled to as participants in the National Steel Corporation Retirement Program (Plan 001) or the National Steel Corporation Retirement Saving Plan (401(k) plan).

5.  ACKNOWLEDGEMENT OF ACCORD AND SATISFACTION AS TO PROMISES
    AND OBLIGATIONS OF PRIOR AGREEMENT AND PLANS
    ---------------------------------------------------------

    Doerr and NSC agree and acknowledge that their respective rights, obligations, promises and performance as set forth in the Prior Agreement are extinguished in every respect as if never existing and that the acknowledgements, rights, obligations, promises and performance called for in this Agreement replace and supersede the Prior Agreement in every respect. Furthermore, Doerr agrees and acknowledges that any and all rights or entitlements he has under the National Steel Corporation Executive Deferred Compensation Plan, the National Steel Corporation Supplemental Retirement Plan, the Management Incentive Compensation Plan, the National Steel Corporation ERISA Parity Plan and the National Steel Corporation Productivity/Gainsharing Plan are extinguished in every respect as if never existing and that the rights, obligations, promises and performance called for in this Agreement replace and supersede same in every respect. The foregoing agreements are subject to Paragraph 10 hereof.

6.  CONFIDENTIAL INFORMATION
    ------------------------

    Doerr agrees to keep confidential and not use or disclose to any third party, without prior written consent of NSC, all confidential information pertaining to NSC, its parent corporations, subsidiaries, affiliated corporations and shareholders including, without limitation, inventions, trade secrets, know-how and other technical information of any kind, customer lists, prices, pricing policies, operational methods and other business information of any kind, and all proprietary information of any kind (herein collectively "CONFIDENTIAL INFORMATION"). All such information which (I) is or becomes publicly available, or (II) is or was disclosed to Doerr by a third party who is not to Doerr's knowledge bound by a confidentiality agreement with NSC or otherwise obligated to keep such information confidential, is excluded from the meaning of Confidential Information. All documents, memoranda, records, reports, notes, notebooks, manuals, business plans, data, written information, computer information, tapes, films and other material of any kind embodying Confidential Information in the possession or control of Doerr (although Doerr does not believe that he possesses or controls any such Confidential Information) shall be the exclusive property of NSC and shall be delivered by him to NSC upon satisfaction of NSC's obligations pursuant to Paragraph 8(a).

7.  CONFIDENTIALITY OF THIS AGREEMENT
    ---------------------------------

    Doerr agrees that he will keep this Agreement and its contents in the strictest confidence and not disclose this Agreement or its contents to any person(s), excepting only members of his immediate family, his financial advisor, his legal counsel or a taxing authority, unless either (I) obligated by legal process to do so, or (II) the Agreement and its contents become public knowledge through the action of NSC or other persons.

8.  PAYMENTS AND CONSIDERATION TO DOERR
    -----------------------------------

    In exchange for the obligations, acknowledgements, agreements and promises of Doerr set forth in this Agreement, NSC has done or agrees to do the following:
    (A) On January 3, 1995, NSC will deliver (by messenger to Doerr's home by 12:00 noon) a check made payable to him in the gross amount of ONE MILLION EIGHT HUNDRED SIXTY FIVE THOUSAND NINE HUNDRED SEVENTY-SIX Dollars ($1,865,976.00). $1,396,976 of this amount represents payment for NSC's monetary obligations under the Prior Agreement, and shall be reported and treated by NSC as "wages" subject to applicable federal, state and local income tax withholding and deductions. The remainder, $469,000, is payment for release of Doerr's tort claims for personal injury resulting from NSC's involuntary resignation of Doerr, which damages include but are not limited to mental and physical pain and strain, injury to health, damage to reputation, defamation, emotional distress, and personal humiliation. Doerr has requested that federal, state and local income taxes also be withheld from the $469,000 tort damages payment because the amount to be withheld on the $1,396,976 will not be sufficient to pay taxes due on such amount. Upon payment of the foregoing amounts, Doerr will promptly dismiss with prejudice the lawsuit pending against NSC in Common Pleas Court in Allegheny County, PA, No. 94-17311, including without limitation the contract and tort claims alleged by Doerr in connection therewith.
    (B) NSC has paid to Doerr prior to the date hereof the gross amount of $43,270.00, representing unpaid vacation pay for the year 1994 under 4(b) of the Prior Agreement, an EDC Forfeiture Payment totalling $53,587 under Paragraph 5(a)(iii) of the Prior Agreement, an SRP Payment of $15,401 under the Prior Agreement, a Gainsharing Payment of $6,000 under the Prior Agreement, and six payments under Paragraph 5(a)(i) of the Prior Agreement totalling $67,176.
    (C) NSC has paid to Doerr prior to the date hereof the gross amount of NINE HUNDRED THOUSAND Dollars ($900,000.00), representing a payment to him under 5.(a).(iv). of the Prior Agreement.

    (D) NSC has transferred the ownership of Doerr's company car to him. NSC will "gross up" Doerr's reported W-2 earnings for 1994 and pay additional withholding to effect the transfer at no cost to Doerr.

    (E) NSC will treat Doerr (and his spouse and all eligible dependents) as if they were eligible for participation in the NSC life insurance and health plans at the level in effect on the Effective Date of this Agreement for retired salaried non-represented employee with at least 15 years of service who are eligible for an immediate pension under the National Steel Corporation Retirement Program, irrespective of any subsequent change in the terms of those plans (provided, that Doerr agrees to be subject to insubstantial changes in premiums, deductibles, co-payments or stop-loss amounts, or other insubstantial changes). The foregoing coverage will be provided until the death of all covered persons.

     The gross amounts of the payments described in Paragraphs 8(a), (b), (c) and (d) shall not be treated or considered as "wages", "earnings" or "compensation" for purposes of the National Steel Corporation Retirement Program (Plan 001), the National Steel Corporation Retirement Savings Plan (401(k) plan), the National Steel Corporation Executive Deferred Compensation Plan, the National Steel Corporation Supplemental Retirement Plan, the National Steel Corporation ERISA Parity Plan, the National Steel Corporation Productivity/Gainsharing Plan, for purposes of calculating deductibles, stop-loss amounts or other obligations of Doerr under the medical plans of NSC referenced in the prior paragraph, or for purposes of any other plan, policy or pay practice of NSC.

    (F) For purposes of NSC's 1993 Long Term Incentive Program ("LTIP"), Doerr's cessation of employment pursuant to this Agreement shall be considered as a retirement and Doerr (or, in the event of Doerr's death or mental incapacity, his legal representative, spouse, estate, guardian or heirs) may exercise (in a cashless transaction or otherwise, at Doerr's sole discretion) any or all of the remaining options to purchase 138,000 shares of NSC common stock granted to Doerr pursuant to agreements dated May 18, 1993 and October 14, 1993 (the "OPTION AGREEMENTS"), at any time or from time to time, until March 23, 2003, at an exercise price of $14 per share, pursuant to the terms of an Amended and Restated Stock Option Agreement to be entered into between Doerr and NSC on January 3, 1995, to replace and supersede the Option Agreements, attached hereto as EXHIBIT A.

    (G) NSC will continue to pay the costs of defense of the lawsuit regarding the sale of Doerr's Pittsburgh residence and will indemnify Doerr for or pay any settlement or adverse judgment in the lawsuit.

    (H) NSC will pay to Doerr's legal counsel Kirkpatrick & Lockhart their attorneys fees and costs in representing Doerr in matters relating to the Prior Agreement in the amount of $100,000, as required under the terms of the Prior Agreement, which will be received by Kirkpatrick & Lockhart in full on or before December 30, 1994.

    (I) Doerr shall be indemnified and held harmless by NSC and its affiliates for any and all costs or liabilities threatened or assessed against Doerr in connection with or as a result of his position as an officer or director of NSC or its affiliates, to the full extent such indemnification is provided or available to NSC's current officers and directors. Doerr shall also be indemnified by NSC for all costs and liabilities resulting from claims of any nature whatsoever made by NKK Corporation (or any affiliate thereof) against Doerr in connection with or as a result of his position as an officer or director of NSC or its affiliates.

9.  WAIVER AND RELEASE OF CLAIMS
    ----------------------------

    (A) In exchange for the payments and other valuable consideration promised or provided for by this Agreement, Doerr, for himself and on behalf of his heirs, executors or estate, does hereby WAIVE, RELEASE AND DISCHARGE Releasees (as defined herein) from, AND COVENANTS NOT TO SUE RELEASEES with respect to, any past, present or future Claims (as defined herein) he has or may have against Releasees or any of them arising out of, or connected with, his employment or service as a director or cessation of employment or service as a director with NSC based on facts, events, circumstances, acts or omissions existing up to the Effective Date of this Agreement. This waiver, release, discharge and covenant not to sue does not extend to Claims which cannot by law be waived, released or discharged by private agreement between the parties. This waiver, release, discharge and covenant not to sue does extinguish all Claims to which it extends and is intended to constitute an accord and satisfaction as to all Claims.

    (B) "RELEASEES" means: (I) National Steel Corporation, its parent corporations, subsidiary corporations, affiliate corporations and their past or present respective directors, officers, agents and employees; and (II) the National Steel Corporation Executive Deferred Compensation Plan, the National Steel Corporation Supplemental Retirement Plan, the National Steel Corporation ERISA Parity Plan, the National Steel Corporation Productivity/Gainsharing plan, and each of the past or present fiduciaries or administrators of such plans or programs; and (III) the successors or permitted assigns of National Steel Corporation; provided, however, that Releasees shall not include NKK Corporation (which shall be released in a separate mutual release).

    (C) "CLAIMS" means claims, demands, disputes, differences, liability, suits, cause of action whether at law or equity, including, but not limited to: (I) matters arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Rehabilitation Act of 1973 and the Employee Retirement Income Security Act of 1974, as each of these statutes has been or may be amended; (II) matters arising under state or local statutes or ordinances regulating discrimination in employment or the terms and conditions of employment; (III) matters cognizable at common law, the law of Indiana, and/or of any other state, including without limitation personal injury tort claims for damages resulting from NSC's involuntary resignation of Doerr, such as mental and physical pain and strain, injury to health, damage to reputation, emotional distress, personal humiliation, defamation, and retaliation, wrongful termination, termination against public policy, or breach of express or implied employment contract or agreement; and (IV) matters arising under the Prior Agreement. "Claims" does not include claims which Doerr (or his spouse) may have as a result of NSC's breach of this Agreement, or as participants in the National Steel Corporation Retirement Program (Plan 001), the National Steel Corporation Retirement Savings Plan (401(k) plan), the LTIP, or any medical, health or insurance plans or programs to be provided to Doerr by NSC pursuant to the terms of this Agreement, except to the extent such claims are based on exclusion of payments made or provided for under this Agreement from benefit computations under such Plan or Program.

    (D) Similarly, in exchange for the agreements and acknowledgements of Doerr set forth herein, NSC, for itself and on behalf of Releasees, does hereby WAIVE, RELEASE AND DISCHARGE Doerr and his successors, heirs, executors, estate, family, agents and employees from, and COVENANTS NOT TO SUE Doerr or such persons or entities with respect to, any past, present or future claims, demands, disputes, differences, liability, suit, causes of action whether at law or equity, that any of the Releasees has or may have against Doerr or such persons or entities or any of them arising out of, or connected with, his employment or service as a director or cessation of employment or service as a director with any of the Releasees based on facts, events, circumstances, acts or omissions existing up to the Effective Date of this Agreement. NSC also hereby agrees that it will promptly obtain from NKK Corporation, the majority shareholder of NSC, a full mutual release of Doerr and NKK Corporation in the form attached hereto as EXHIBIT B, and Doerr agrees that he will execute such mutual release.

10. CONTINGENCY OF DOERR'S AGREEMENTS AND FEES
    ------------------------------------------

    (A) Each and every agreement, acknowledgement and release by Doerr set forth in this Agreement, including without limitation each provision of Paragraphs 5 and 9 hereof, is contingent and shall cease to be effective if NSC fails to satisfy in full the payment obligations set forth in Paragraph 8(a) hereof. The parties agree that if NSC fails to fulfill any other obligation or agreement hereunder, Doerr shall be entitled to institute one or more actions at law or in equity seeking specific performance and/or damages, and/or any other relief to which he may be entitled.

    (B) NSC will reimburse all reasonable costs and expenses incurred by Doerr as a result of NSC's breach of any material provision of this Agreement, including, by way of example and not limitation, any breach of Paragraphs 8(e) or 8(f) hereof (including without limitation, attorneys' fees and costs, and arbitration fees and costs).

11. COOPERATION
    -----------

    Doerr agrees to do all things reasonably requested by NSC to assist in the orderly transition to new management and to cooperate to the fullest extent practicable in the review or disposition of matters which arose during his employment with NSC which NSC may determine are appropriate for his involvement, including without limitation claims or litigation which may be brought by or against third parties; provided, however, that (i) such services shall be provided by Doerr only with reasonable advance notice and at mutually convenient times that shall not unreasonably interfere with Doerr's other activities, and
(ii) NSC shall pay a reasonable consulting fee to Doerr if Doerr is requested to devote significant time to satisfying the foregoing commitment. Doerr's reasonable travel, meal, lodging and incidental expenses incurred in fulfilling this commitment, shall be promptly reimbursed by NSC. NSC agrees that all requests for references its receives concerning Doerr will be answered by sending a positive letter of reference, the text of which letter shall have been approved in advance by both parties.

12. ENTIRE AGREEMENT
    ----------------

    This Agreement (including the Exhibits hereto) constitutes the entire agreement of the parties regarding the subject matter hereof, and any and all prior or contemporaneous statements, representations, negotiations, commitments or agreements, oral or written, relating to the subject matter of this Agreement are merged herein and superseded hereby and are of no legal force and effect whatsoever. This Agreement cannot be amended or modified except by means of a written instrument executed by the parties which states that it is intended to modify this Agreement.

13. SEVERABILITY
    ------------

    The waiver, invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision or of this Agreement as a whole. The waiver of a breach of any provision of this Agreement shall not be construed to be a waiver of a subsequent breach thereof or a waiver of the breach of any other provision of this Agreement.

14. CONTROLLING LAW
    ---------------

    This Agreement and all performance hereunder shall be construed in accordance with the applicable laws of the United States of America and, to the extent not preempted by federal law, the laws of the State of Indiana without regard to any Indiana choice of law provisions.

15. NON-ADMISSION AND NON-ASSIGNMENT
    --------------------------------

    (A) In entering into and performing this Agreement, neither NSC nor Doerr admits or infers that it or he engaged in any wrong-doing or unlawful conduct or actions. Neither party hereto shall assign or transfer this Agreement except upon the written consent of the other party. This Agreement shall be binding upon all successors to NSC by acquisition of stock or assets, by merger, or by any other means.

    (B) Doerr acknowledges that he has received from NSC's audit committee an explanation regarding the issues raised in his letter to Mr. Sawaragi dated November 2, 1994, and finds the explanation to be satisfactory.

16. ARBITRATION
    -----------

    The parties will attempt in good faith to resolve any controversy or claim arising out of or relating to this Agreement by mediation in accordance with the Center for Public Resources Model Procedure for Mediation of Business Disputes. If such controversy or claim has not been resolved pursuant to the aforesaid mediation procedure within sixty (60) days of the commencement of such procedure (which period may be extended by mutual agreement), or if either party will not participate in a mediation, the controversy shall be settled by arbitration in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes, by three arbitrators, of whom each party shall appoint one. The arbitrator not appointed by a party shall be selected from the CPR Panels of Distinguished Neutrals. The arbitration shall be governed by the United States Arbitration

Act, 9 U.S.C. (S)1-16, and judgment upon the award rendered by the Arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be South Bend, Indiana. The arbitrators are not empowered to award damages in excess of actual damages.

17. PERIOD TO CONSIDER AGREEMENT; ACCEPTANCE
    ----------------------------------------

    (A) Doerr acknowledges that he consulted with his legal counsel and had the benefit of their advice throughout the numerous and intensive negotiations with respect to all provisions of this Agreement conducted since May 27, 1994 and before signing this Agreement and that he has signed same voluntarily, with full knowledge of its legal effects and intending to be legally bound. Doerr agrees that he was offered a twenty-one (21) day period in which to consider this Agreement before signing and a seven (7) day period following signing in which to revoke this Agreement and that he, with the benefit of the advice of his legal counsel, expressly declined said offer and specifically requested that this Agreement be effective on his signing and delivery to NSC, without delay.

    (B) This Agreement is executed in duplicate originals. Acceptance of this Agreement occurs when Doerr signs and dates both of the duplicate originals and delivers one of the duplicate originals to the office of the Vice President - Human Resources of NSC, 4100 Edison Lakes Parkway, Mishawaka, Indiana 46545-3440. The Effective Date of the Agreement is December 22, 1994.

RONALD H. DOERR                             NATIONAL STEEL CORPORATION



_________________________                   By:_______________________________

                                            Name:_____________________________

                                             Its:______________________________


Date:____________________                   Date:_____________________________

                 AMENDED AND RESTATED 1993 LONG-TERM INCENTIVE
                          PLAN STOCK OPTION AGREEMENT



     THIS AMENDED AND RESTATED 1993 LONG-TERM INCENTIVE PLAN STOCK OPTION AGREEMENT (the "Stock Option Agreement") is between National Steel Corporation (referred to herein as the "CORPORATION") and Ronald H. Doerr ("DOERR").

     WHEREAS, Doerr and the Corporation have entered into an Agreement dated December 22, 1994 (the "SETTLEMENT AGREEMENT") pursuant to which they agreed to resolve all disputes and differences which have arisen or might arise regarding termination of Doerr's status and resignation and retirement as an officer, director and employee of the Corporation and Doerr's rights under that agreement between Doerr and the Corporation dated October 14, 1993 (the "PRIOR AGREEMENT"); and

     WHEREAS, the Prior Agreement provides, among other things, for full exercisability of the option to purchase 138,000 shares of the Corporation's Class B Common Stock, par value $.01 per share (the "COMMON STOCK"), previously granted to Doerr under the 1993 National Steel Corporation Long-Term Incentive Plan ("LTIP") if Doerr's employment terminates under certain circumstances; and

     WHEREAS, pursuant to the terms of the Settlement Agreement, the parties wish, pursuant to Section 10.01 of the LTIP, to amend and restate the agreements dated May 18, 1993 and October 14, 1993 (the "PRIOR STOCK OPTION AGREEMENTS") pursuant to which the options were granted to Doerr, to clarify several ambiguities in the Prior Stock Option Agreements, and the parties' understandings and intentions with respect to the terms of the options previously granted to Doerr, as set forth below.

     NOW, therefore, intending to be legally bound hereby, the Corporation, pursuant to the terms of the Settlement Agreement, hereby states and affirms that Doerr was granted pursuant to the LTIP, and currently holds, an option to purchase 138,000 shares of Common Stock at a price of $14 per share (the "OPTION") upon and subject to the following terms and conditions:

     18. Exercise Procedures. The Option may be exercised at any one or more times, in whole or in part (provided that each exercise must be for at least 100 shares) from the date of this Agreement through and including March 23, 2003. The Option shall be exercised by delivery of one or more written notice(s) to the Corporation, the last of which must be received by the Secretary of the Corporation not later than 5:00 P.M. local time at the principal executive office of the Corporation on the expiration date of the Option. Such written notice(s) shall set forth (a) the number of shares of Common Stock being purchased, (b) the total purchase price for the shares being purchased, (c) the exact name as it should appear on the stock certificate(s) to be issued for the shares being purchased, and (d) the address to which the stock certificate should be sent. The purchase price of shares of Common Stock purchased upon exercise of the Option shall be paid in full in cash or, at Doerr's sole discretion, in accordance with a cashless exercise under which shares of Common Stock are issued directly to Doerr's broker or dealer and the purchase price received in cash from the broker or dealer.

     19. Rights of Heirs, Etc. In the event of Doerr's mental incapacity, the Option may be exercised by Doerr's legal representative or guardian. In the event of Doerr's death, the Option may be exercised by Doerr's heirs, estate, legal representative, or other person who succeeds to Doerr's rights pursuant to a will or by the laws of descent and distribution, pursuant to the terms hereof, as if such heirs, estate, legal representative or other person were Doerr.

     20. Adjustment Provisions. (a) In the event of any stock dividend, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, combination or exchange of shares or other securities of the Corporation, rights offering to purchase a substantial amount of stock at a price substantially below fair market value, substantial distributions to shareholders, or any similar change affecting the Common Stock, then in any such event, the number and kind of shares subject to the Option, and/or exercise price per share of the Option, shall be appropriately adjusted consistent with such change in such manner as may be equitable to prevent material dilution or enlargement of the rights granted to Doerr hereunder. Doerr shall be entitled to an adjustment with respect to the Option pursuant to this part (a) irrespective of whether or not a corresponding adjustment is made with respect to any other outstanding options of the Corporation.

 (b) In the event that the Committee (as defined in the 1993 National Steel Corporation LTIP) determines, pursuant to Section 8 of the LTIP, that an adjustment to any option subject to the LTIP is appropriate as a result of any of the events specified in part (a) above, then it will be presumed that the adjustment that is made with respect to the Option as a result of such event will be calculated in the same manner as the adjustment that is made pursuant to
Section 8 of the LTIP; provided, however, that if Doerr in good faith believes that any adjustment made pursuant to Section 8 of the LTIP is materially unfair or inequitable, Doerr may seek remedies available at law or in equity to enforce his rights to an equitable adjustment pursuant to part (a) above, by arbitration in accordance with section 16 of the Settlement Agreement. The arbitrators shall award relief to Doerr only if the arbitrators determine that the adjustment made pursuant to Section 8 of the LTIP was in fact materially unfair or inequitable; if they do not so determine, the adjustment with respect to the Option shall be that made pursuant to Section 8 of the LTIP.

     (c) In addition, any other adjustment made from time to time for any reason other than as a result of those events described in part (a) above, either (i) pursuant to Section 8 of the LTIP (or any similar or successor plan or provision) to prevent dilution of, or otherwise adjust, participants' rights under such plan, or (ii) to prevent dilution of, or otherwise adjust, participants' rights with respect to any other option or stock-based award granted pursuant to the terms of any other plan or agreement of the Corporation, shall also be made with respect to the Option; provided, however, that no such adjustment shall be made if it would have a negative impact on the value of the Option.

     21. Form S-8. The Corporation represents that an S-8 Registration Statement has been filed and is in effect with respect to the shares subject to the Option, and that it shall use its good faith best efforts to maintain the effectiveness of such Registration Statement continuously until the Option has been exercised with respect to all 138,000 shares of Common Stock or has expired.

     22. Binding on Successors. This Stock Option Agreement may not be assigned or transferred by the Corporation, except to a successor by merger, asset sale, restructuring or other means, provided that the successor must agree to be fully bound by the terms hereof.

     23. Amendments; Entire Agreement. This Agreement cannot be amended or modified except by means of a written instrument executed by the parties which states that it is intended to modify this Agreement. This Agreement restates and amends the Prior Stock Option Agreements in their entirety, and shall be subject to all other applicable terms and conditions set forth in the LTIP (except as inconsistent with the terms hereof). (1) Notices. Any notice required or permitted under this Stock Option Agreement shall be deemed given when delivered personally, or sent by certified mail, or by a nationally recognized overnight courier to Doerr at 16784 Woodland Hills Drive, Granger, Indiana 46530, or such other address as he may designate in writing to the Corporation, and to the Corporation at 4100 Edison Lakes Parkway, Mishawaka, Indiana 46545-3440, Attention: Secretary, or such other address(es) as the Corporation may designate in writing to Doerr.

     This Agreement is dated January 3, 1995.

                                       NATIONAL STEEL CORPORATION


                                       By:______________________________




                                       _________________________________
                                       RONALD H. DOERR

                                    RELEASE
                                    -------



1.  PARTIES
    -------

 This Agreement is by and between Ronald H. Doerr (hereinafter "DOERR") and NKK Corporation, a corporation organized under the laws of Japan (including its wholly-owned subsidiaries, including without limitation, NKK USA Corporation) ("NKK").

2.  PURPOSES
    --------

 The purpose of this Agreement is to provide for a general mutual release by and between NKK and Doerr, as contemplated by Paragraph 9(d) of an Agreement by and between National Steel Corporation ("NSC") (a Delaware corporation of which NKK is the majority shareholder) and Doerr, dated as of December 22, 1994 (the "SETTLEMENT AGREEMENT"). The Settlement Agreement purports to settle and resolve all disputes and differences which have arisen or might arise regarding termination of Doerr's status as an employee and officer and resignation as a director of NSC and especially the rights and obligations of the parties under the agreement between Doerr and NSC dated effective as of October 14, 1993 (the "PRIOR AGREEMENT").

3.  WAIVER AND RELEASE OF CLAIMS
    ----------------------------
 (A) In exchange for the payments and other valuable consideration promised or provided for by the Settlement Agreement, Doerr, for himself and on behalf of his heirs, executors or estate, does hereby WAIVE, RELEASE AND DISCHARGE NKK from, AND COVENANTS NOT TO SUE NKK with respect to, any past, present or future Claims (as defined herein) he has or may have against NKK or any of them arising out of, or connected with, his employment or service as a director or cessation of employment or service as a director with NSC based on facts, events, circumstances, acts or omissions existing up to the Effective Date (as defined in the Settlement Agreement). This waiver, release, discharge and covenant not to sue does not extend to Claims which cannot by law be waived, released or discharged by private agreement between the parties. This waiver, release, discharge and covenant not to sue does extinguish all Claims to which it extends and is intended to constitute an accord and satisfaction as to all Claims.

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

 (B) "CLAIMS" means claims, demands, disputes, differences, liability, suits, cause of action whether at law or equity, including, but not limited to: (I) matters arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Rehabilitation Act of 1973 and the Employee Retirement Income Security Act of 1974, as each of these statutes has been or may be amended; (II) matters arising under state or local statutes or ordinances regulating discrimination in employment or the terms and conditions of employment; (III) matters cognizable at common law, the law of Indiana, and/or of any other state, including without limitation personal injury tort claims for damages resulting from NSC's involuntary resignation of Doerr, such as mental and physical pain and strain, injury to health, damage to reputation, emotional distress, personal humiliation, defamation, and retaliation, wrongful termination, termination against public policy, or breach of express or implied employment contract or agreement; and (IV) matters arising under the Prior Agreement. "Claims" does not include claims which Doerr (or his spouse) may have as participants in the National Steel Corporation Retirement Program (Plan 001), the National Steel Corporation Retirement Savings Plan (401(k) plan), the LTIP, or any medical, health or insurance plans or programs to be provided to Doerr by NSC pursuant to the terms of this Agreement, except to the extent such claims are based on exclusion of payments made or provided for under the Settlement Agreement from benefit computations under such Plan or Program.
 (C) Similarly, in exchange for the agreements and acknowledgements of Doerr set forth in the Settlement Agreement, NKK does hereby WAIVE, RELEASE AND DISCHARGE Doerr and his successors, heirs, executors, estate, family, agents and employees from, and COVENANTS NOT TO SUE Doerr or such persons or entities with respect to, any past, present or future claims, demands, disputes, differences, liability, suit, causes of action whether at law or equity, that NKK has or may have against Doerr or such persons or entities or any of them arising out of, or connected with, his employment or service as a director or cessation of employment or service as a director with NSC or any of the other Releasees (as defined in Paragraph 9 of the Settlement Agreement) based on facts, events, circumstances, acts or omissions existing up to the Effective Date (as defined in the Settlement Agreement).

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

4.  CONTINGENCY OF DOERR'S RELEASE
    ------------------------------

 Each and every agreement of Doerr set forth in this Release is contingent and shall cease to be effective if NSC fails to satisfy in full the payment obligations set forth in Paragraph 8(a) of the Settlement Agreement.

 This Release shall only be effective if signed by both parties below.


RONALD H. DOERR                             NKK CORPORATION

_________________________                   By:_______________________________
Date:____________________                   Date:_____________________________


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